Exhibit 10.31

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered into as of January 1, 2001 (the “Effective Date”), by and between PROSPECT MEDICAL SYSTEMS, INC., a Delaware corporation (“Manager”), and PROSPECT HEALTH SOURCE MEDICAL GROUP, INC., a California professional medical corporation (“GROUP”).

RECITALS

A.                                   GROUP is a California professional medical corporation duly organized under the laws of the State of California and operated as a medical group and individual practice association, which enters into agreements with organizations such as health care service plans (HMOs), preferred provider organizations (PPOs), exclusive provider organizations (EPOs), and other purchasers of medical services (hereinafter collectively referred to as “Plans”) for the arrangement of the provision of health care services to subscribers or enrollees of said Plans (the “IPA”); and

B.                                     GROUP also operates a physician practice located at 150 North Robertson Boulevard, Beverly Hills, California (the “Robertson Practice”).  The IPA and the Robertson Practice shall be collectively referred to herein as the “Practice.”

C.                                     Manager has special expertise and experience in the operation and management aspects of independent practice associations and medical groups of the type operated or intended to be operated by GROUP.  Manager has made a significant investment in the development of a system of operations and management necessary for management of the functions desired by GROUP to be undertaken by Manager; and

D.                                    GROUP desires to devote all of its time to arranging for the delivery of health care services to Plan subscribers or enrollees, and in connection therewith desires to obtain the professional assistance of Manager in managing the business aspects of the Practice; and

E.                                      Manager desires to provide GROUP with the necessary support to manage the business aspects of the Practice, including but not limited to clerical and billing services, claims pursuit and collection, cash flow management, and general administrative services (collectively, “Management Services”), to enable GROUP to concentrate on the development of the professional aspects of the Practice.

NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.                                       PREMISES.  Pursuant to the Master Lease specified below, Manager shall provide adequate GROUP administrative office space at the addresses described therein (the

“Premises”) and facilities for the operation of the IPA with leasehold improvements, auxiliary services and utilities in order that GROUP may effectively perform its functions and duties.

In consideration of the sums to be paid to Manager under the terms of this Agreement, Manager hereby leases to GROUP during the term of this Agreement the facilities and leasehold improvements at the Premises and the furniture, fixtures and equipment (the “FF&E”) listed on Exhibit “B” attached hereto and incorporated herein by this reference, under the following terms and conditions:

1.1                                 Manager is the lessee, or will become lessee, under certain leases for the Premises (hereinafter collectively referred to as the “Master Lease”) copies of which are attached hereto as Exhibit “A” and incorporated herein by this reference.  GROUP hereby acknowledges that the Premises described in the Master Lease are suitable for the administrative office of the IPA.  Based and contingent upon GROUP’s promise to timely pay all amounts due under this Agreement, Manager hereby agrees to sublease the leased Premises to GROUP upon the following terms and conditions:

1.1.1                        This sublease between Manager and GROUP of the Premises shall be subject to all of the terms and conditions of the Master Lease.  In the event of the termination of Manager’s interest as lessee under the Master Lease for any reason, then the sublease created hereby shall simultaneously terminate unless GROUP is willing to assume the obligations under the Master Lease and the Lessor consents thereto.

1.1.2                        All of the terms and conditions contained in the Master Lease are incorporated herein as terms and conditions of the sublease (with each reference therein to “Lessor” and “Lessee,” to be deemed to refer to Manager and GROUP, respectively) and, along with the provisions of this Section 1.1 and Exhibit “A,” shall be the complete terms and conditions of the sublease created hereby.

1.1.3                        Notwithstanding the foregoing, as between Manager and GROUP, Manager shall remain responsible for meeting the obligations of “Lessee” under the sections entitled Rent, Additional Rent Adjustment, Insurance on Fixtures, Liability Insurance, Repairs, and Taxes of the Master Lease, and GROUP shall have no monetary obligation in that regard.  In addition, as between Manager and GROUP, Manager shall retain all rights to exercise any options to purchase the Premises, or other similar rights of ownership or possession, which may be granted under the Master Lease, and GROUP shall have no rights in that regard.

1.1.4                        In the event this Agreement is terminated according to its terms, this sublease shall also terminate automatically.

1.1.5                        If the Master Lease contains an option to renew the term thereof, Manager shall notify GROUP, at least thirty (30) days prior to the expiration of the time for exercising such option, of Manager’s intention to renew or not to renew such term.  If Manager determines not to renew such term, Manager shall, at GROUP’s option and upon the consent of the Landlord in accordance with the terms of the Master Lease, assign the Master Lease to GROUP, including Manager’s right to renew the term thereof.

2.                                       PROVISION OF FURNITURE, FURNISHINGS AND EQUIPMENT (“FF&E”).  Manager hereby provides to GROUP, and GROUP hereby leases from Manager, all the FF&E, which FF&E GROUP agrees are suitable and sufficient for GROUP’s use in the operation of GROUP’s administrative office at the Premises and are generally in good repair.  The use by GROUP of said FF&E shall be subject to the following conditions:

2.1                                 Title to all of the FF&E shall remain in Manager at all times, and upon the termination of this Agreement, GROUP shall immediately surrender the FF&E to Manager in as good condition as of the date hereof, normal wear and tear excepted.  Alternatively, GROUP, in its sole discretion, shall have the option to purchase any or all of the FF&E upon termination hereof.  GROUP shall exercise such option, if at all, by giving Manager written notice of same (the “Notice”) within twenty (20) days of the effective date of termination hereof.  Upon exercise of such option, Manager shall convey to GROUP within thirty (30) days of the effective date of termination hereof, all of the FF&E identified in the Notice, together with (i) any manufacturer’s warranties that Manager has received in connection with such FF&E and (ii) a bill of sale or such other instrument of conveyance as is reasonably necessary to accomplish said purchase; and GROUP shall simultaneously convey to Manager the purchase price for said FF&E.  The purchase price shall be paid all in cash, and shall equal the fair market value of the FF&E.

2.2                                 Manager shall be responsible for all repairs and maintenance of the FF&E other than damage caused by negligence or willful misuse by GROUP; provided, however, GROUP shall employ reasonable efforts to prevent damage to and excessive wear of the FF&E, and shall promptly notify Manager of any needed repairs thereto.

2.3                                 Manager shall be responsible for all property taxes and other assessments relating to or arising out of ownership or use of the FF&E that accrue on and after the date hereof.

2.4                                 Manager shall provide and maintain, at its expense, such additional or replacement FF&E as the IPA reasonably requires from time to time, as determined by Manager in its sole discretion, in consultation with GROUP.  Such additional or replacement FF&E shall be subject to all of the terms of Section 2.1 above.

2.5                                 GROUP may provide additional equipment at the IPA and Robertson Practice (“GROUP Equipment”) at its sole cost and expense.  GROUP shall be responsible for all repairs, maintenance and replacement of, as well as all property taxes and other assessments relating to or arising out of ownership or use of, such additional equipment, unless GROUP requests that Manager provide such repairs, maintenance and replacement upon such terms and conditions as the parties may agree including, without limitation, an increase in the Management Fee (as defined in Section 9 below).  Title to said GROUP Equipment shall remain in GROUP’s name at all times.

2.6                                 All revenues of the GROUP derived directly or indirectly from any and all FF&E or GROUP equipment located at or used in connection with the Practice, shall be included in “Gross Revenues” as defined in Exhibit “C.”

3.                                       MANAGER RESPONSIBILITIES.

3.1                                 During the term of this Agreement, GROUP appoints and engages Manager to serve as its exclusive manager and administrator of all non-physician functions and services relating to the operation of the Practice, and Manager agrees to furnish to GROUP those Management Services set forth below; provided, however, that if the Robertson Practice is sold, conveyed, assigned or otherwise transferred by GROUP to a third party, Manager’s obligation to serve as Manager and administrator of all non-physician functions and services related to operation of the Robertson Practice shall terminate.  Notwithstanding such appointment and engagement, GROUP will have exclusive authority and control over the professional aspects of the Practice, including all diagnosis, treatment and ethical determinations with respect to patients, which are required by applicable law to be decided by a physician.

3.1.1                        General Administrative Services.  Manager shall provide general business management, administration and supervision for the business operations of GROUP, which shall include secretarial and other office personnel support services, staff support for GROUP’S board of directors and committee meetings, administrative record keeping, and other similar administrative services required in the day-to-day operation of GROUP.

3.1.2                        Accounting and Financial Management Services.  Manager shall provide the following accounting and financial management services:

3.1.2.1               Manager shall, pursuant to GROUP’s instructions, establish bank accounts in the name of GROUP (“Accounts”) for the deposit of all sums received by GROUP for services provided to Plan subscribers or enrollees.  GROUP agrees that Manager shall have the authority to deposit checks and funds received by GROUP in Accounts.  Manager shall further have the authority to make transfers of funds to Accounts and further, Manager shall have the authority to sign checks and stop payment on any checks drawn on Accounts.

3.1.2.2               Manager agrees to provide GROUP with copies of the bank statements and to reconcile checks written with these bank statements on a monthly basis;

3.1.2.3               Manager agrees to make recommendations regarding check signature approvals and banking procedures of GROUP;

3.1.2.4               Manager agrees to prepare balance sheets and income statements and provide GROUP with copies of such financial statements on a monthly basis during the term of this Agreement. Such financial statements shall not be audited statements. Manager agrees to provide GROUP with any additional financial, business and accounting documents upon the reasonable request of any member of GROUP’s board of directors.  Manger also agrees to prepare any financial, business and accounting document GROUP reasonably requests.  Manager agrees to cooperate with any annual audit GROUP obtains at its sole cost and expense by an independent public accountant selected by GROUP;

3.1.2.5               Manager shall receive and deposit on a timely basis capitation and other payments received by GROUP;

3.1.2.6               Manager shall calculate primary care capitation and specialty, ancillary and other payable claims based on the records provided by the Plans and shall prepare checks to pay such amounts due and shall mail said payments to the respective providers;

3.1.2.7               Manager shall monitor Plan subscribers or enrollees exceeding stop loss deductibles and communicate with Plans orally or in writing to seek reimbursement on behalf of GROUP;

3.1.2.8               Manager shall bill other payors for coordination of benefits and other third party liability payments according to the terms of the Plan/GROUP Agreements;

3.1.2.9               Manager shall administer capitation and other distributions from Plans including auditing and monitoring of risk pools, negotiation settlement of GROUP’s share of such pools and establishment and maintenance of incurred but not reported (“IBNR”) reserves for GROUP;

3.1.2.10         Manager shall monitor any other revenue receipt programs Plans may have, including but not limited to pre-existing pregnancy recovery, and seek reimbursement from said Plans;

3.1.2.11         Manager shall assist GROUP in establishing and administering a physician incentive system and a system to establish and adjust reserves for medical expenses.

3.1.3                        Office Service; Billing.  Manager shall provide bookkeeping and accounting services, including, without limitation, maintenance, custody and supervision of GROUP’s business records, papers and documents, ledgers, journals and reports, and the preparation, distribution and recording of all bills and statements for professional services rendered by GROUP, as well as all reports and forms required by applicable third party payors.  GROUP shall at all times have the ultimate responsibility for setting all fees for professional services provided on a fee for service basis to patients of the Practice, as well as negotiating with each managed care contract payor.  All billings for services rendered to patients by the Practice shall be made under GROUP’s name and provider number(s), and Manager shall act as GROUP’s agent in the preparation, rendering and collection of such billings.  GROUP hereby appoints Manager for the term hereof as its true and lawful agent for the following purposes:

3.1.3.1               to bill patients in GROUP’s name and on its behalf;

3.1.3.2               to collect accounts receivable generated by such billings in GROUP’s name and on GROUP’s behalf;

3.1.3.3               to receive on behalf of GROUP payments from the patients, Plans, Medicare, Medicaid, and all other third-party payors;

3.1.3.4               to take possession of and deposit in the name and on behalf of GROUP to one or more Accounts designated by GROUP any notes, checks, money orders, insurance payments, and any other instruments received as payment of accounts receivable; and

3.1.3.5               to collect in GROUP’s name and on its behalf all collections of Gross Revenues (as defined in Exhibit “C” hereto).

3.1.4                        Claim Settlement.  GROUP acknowledges and agrees that Manager shall have discretion to compromise, settle, write off or determine not to appeal a denial of any claim for payment for any particular professional service rendered at the Practice.

3.1.5                        Financial Reports.  Manager shall furnish to GROUP monthly financial reports reflecting the GROUP’s financial status, provided that Manager shall have no obligations with respect to any shareholder’s of GROUP personal finances or any tax returns of GROUP or any shareholder of GROUP.

3.1.6                        Provider Contract Administration.  During the term of this Agreement, Manager shall provide the following provider contract administration services to GROUP:

3.1.6.1               Identify and solicit participation of health care providers identified by the GROUP as necessary for GROUP operations;

3.1.6.2               Review and make recommendations regarding the business terms of agreements between GROUP and physicians with whom GROUP contracts or employs to provide professional medical services to Plan enrollees (“Participating Providers”);

3.1.6.3               Make recommendations regarding compensation to Participating Providers;

3.1.6.4               Make recommendations regarding the definition of primary, specialty and ancillary services;

3.1.6.5               Instruct all Participating Providers and their office staff regarding established GROUP policies and procedures at least annually during the term of this Agreement.

3.1.6.6               Coordinate the preparation, negotiation and renewal of GROUP Participating Provider Agreements.

3.1.7                        Administer Member Eligibility Process.  Manager shall provide the following services regarding administration of the member eligibility process:

3.1.7.1               Maintain and update a current eligibility list to Plan subscribers and enrollees under all Plan agreements.

3.1.7.2               Verify eligibility on claims and referrals based on the most current information provided by Plans;

3.1.7.3               Administer system for retroactive eligibility determination and assist GROUP in identifying outstanding accounts receivable from ineligible patients.

3.1.8                        Utilization Management/Quality Assurance.  Manager agrees to provide the following services regarding utilization management and quality assurance.

3.1.8.1               Manager, at its sole option, may develop a proposal outlining the structure and functions of a GROUP utilization and quality management plan after reviewing the requirements of each Plan.  GROUP agrees, following review of Manager’s recommendations, to adopt a GROUP utilization and quality management plan that includes a list of services for which Manager has received authority from GROUP to authorize services provided.  In authorizing said services, Manager shall be the agent of GROUP;

3.1.8.2               Manager, at its sole option, may implement systems, programs and procedures necessary for GROUP and Participating Providers to perform utilization and quality management.

3.1.8.3               Manager, at its sole option, may recommend procedures for prior authorization of elective, urgent and emergent outpatient ambulatory surgery and hospital procedures;

3.1.8.4               Manager shall assist GROUP with prospective, concurrent and retrospective review of medical procedures in accordance with GROUP policies and Plan requirements;

3.1.8.5               Manager shall provide data regarding the use of outpatient and inpatient services by provider to GROUP;

3.1.8.6               Manager shall provide data regarding the use of noncontracting providers;

3.1.8.7               Manager shall provide secretarial support, logs, and minutes to the Medical Director and the UR/QA Committee of GROUP;

3.1.8.8               Manager shall assist Medical Director and the UR/QA Committee in responding to Plan Member grievances based on the instructions of the Medical Director;

3.1.8.9               Manager shall provide staff assistance to GROUP in the credentialing process GROUP is required to conduct to assure that providers have current licenses and medical staff privileges.

3.1.9                        Supplies.  Manager shall order and purchase all supplies required by GROUP in connection with the operation of the administrative component of the Practice, including furnishing to GROUP all necessary forms, supplies, postage and duplication services, provided that all supplies acquired and services provided shall be reasonably necessary in connection with the day-to-day operations of the Practice.

3.1.10                  Filing of Reports.  Manager shall prepare and file all forms, reports, and returns required by law in connection with unemployment insurance, workers’ compensation insurance, disability benefits, social security, and other similar laws (excluding income or franchise tax forms of GROUP or any of GROUP’s shareholders, employees or contractors or providing any other tax-related services on their behalf) now in effect or hereafter imposed.

3.1.11                  Marketing and Public Relations Services.  Manager will assist GROUP in GROUP’s marketing, public relations and advertising of the health care services provided by GROUP.  Manager shall provide marketing and advertising services for GROUP and prepare signs, brochures, letterhead, advertisements, and other marketing materials for GROUP.  Manager may, at its discretion, contract with third parties to assist it in the provision of GROUP marketing and public relations services, should Manager deem such action advisable.  Manager shall produce and distribute such written descriptive materials concerning GROUP’s professional services, subject to the prior approval of GROUP, as may be necessary or appropriate to the conduct of the Practice.  In providing such marketing services, Manager is acting solely in its capacity as administrator for the GROUP.  At no time shall Manager hold itself out as providing, or actually provide, medical services on behalf of GROUP.  All such marketing services shall be conducted in accordance with the laws, rules, regulations and guidelines of all applicable governmental and quasi-governmental agencies, including but not limited to the Medical Board of California.  Manager shall be the owner and holder of all right, title and interest in and to any such marketing and advertising materials.

3.1.12                  Other Services.  Manager shall be responsible for arranging and paying for payroll services related to GROUP operations in the ordinary course of business.

3.2                               Managed Care Contracting.

3.2.1                        Manager shall act as GROUP’s exclusive agent in seeking and negotiating managed care contracts (“Contracts”).  Manager is hereby authorized to negotiate, in its sole discretion, all terms of the Contracts.  GROUP shall execute and renew Contracts, as instructed by Manager, after Manager determines that such Contracts are in GROUP’s best interests.

3.2.2.                     Manager shall be responsible for administration of the Contracts and general monitoring of GROUP compliance with the requirements, terms and conditions of the Contracts.

3.2.3                        GROUP shall comply with all terms of each Contract including, without limitation, the terms of all documents or instruments incorporated therein by reference and all documents or instruments related thereto that GROUP executes or agrees to, as well as all applicable law.  GROUP further agrees that an essential term of this Agreement is GROUP’s undertaking to provide cost-effective medical care consistent with accepted medical practices prevailing in GROUP’s service area.

3.2.4                        Nothing in this Agreement shall prevent Manager from entering into similar agreements with Plans on behalf of other independent practice associations, medical groups, physicians, health care professionals or entities comprised of physician or health care professionals.

3.2.5                        GROUP acknowledges and agrees that (i) Manager shall in no way be responsible for payment of any sums payable to GROUP under any such Contract (whether by any Payor or otherwise), and (ii) Manager in no way guarantees or insures the payment to GROUP of any such amounts.

3.3                                 Personnel.  Manager shall employ or contract with and provide all necessary personnel, including a practice administrator, non-licensed allied health professionals, quality assurance, utilization review, claims processing, secretarial and clerical personnel as are reasonably necessary for the conduct of the Practice (collectively, “Manager Personnel”).  Manager shall, in its sole and absolute discretion, determine the types and numbers of personnel and the number of hours and schedules of said personnel it determines are necessary or appropriate to provide the administrative and management services to be provided pursuant to this Agreement.  Manager shall provide such personnel at its sole cost and expense and such personnel may, at the sole and absolute discretion of Manager, be employees or independent contractors of Manager.  Manager shall, in its sole and absolute discretion, have the right, but shall not be required, to engage as Manager Personnel any or all of those individuals who were employees of GROUP immediately prior to the date hereof (“GROUP’s Former Employees”).  Manager shall have sole control over promotion and employee disciplinary and termination matters with respect to Manager Personnel (including, without limitation, GROUP’s Former Employees).

3.4                                 Manager acknowledges that GROUP owns the Robertson Practice and that, during the Term of the Agreement, GROUP will employ those physicians and members of the support staff  who are employed at the Robertson Practice on the Effective Date (“Robertson Employees”). Manager shall provide the Robertson Practice with the following managerial services: accounting and financial management services (excluding billing and collections), payroll and human resource management services.

3.5                                 Notwithstanding the delegation of management and administrative functions to Manager pursuant to this Agreement, GROUP and its board of directors or other governing body shall retain and exercise ultimate control and authority over the direction, policies, management and operation of GROUP at all times.  Therefore, management and administrative functions delegated to GROUP pursuant to this Agreement shall be performed in a manner consistent with the general policies and directives of GROUP.  All professional medical and health care services provided to subscribers or enrollees shall be the ultimate responsibility of the GROUP’s Participating Providers.  GROUP shall use its best efforts to cause Participating Providers to cooperate with Manager in the implementation of the protocols, programs, policies, and procedures developed for GROUP by Manager.

3.6                                 Manager is hereby expressly authorized by GROUP to perform all services required of Manager pursuant to the terms of this Agreement in the manner Manager deems reasonable and appropriate to meet the day-to-day requirements of GROUP.  To the extent required or desirable to enable Manager to perform such services, GROUP hereby appoints Manager for the term hereof as its true and lawful agent.  GROUP acknowledges and agrees that Manager may subcontract with other persons or entities, including entities related to Manager by ownership or control, to perform any part or all of the services required of Manager hereunder.

3.7                                 Upon the request of GROUP, Manager shall provide or arrange for the provision of additional services, beyond those described herein.  Any additional services provided by Manager are subject to Manager’s capacity and availability to provide the services so requested.  Should Manager provide such additional services, GROUP agrees to pay Manager for such services at its then current rates as a supplemental payment to the Management Fee described herein.

3.8                                 Notwithstanding any other provision contained herein, Manager shall not be liable to GROUP and shall not be deemed to be in default hereunder for the failure to perform or provide any of the services, personnel or other obligations to be performed or provided by Manager pursuant to this Agreement if such failure is a result of collective bargaining, a labor dispute, act(s) of God, or any other event which is beyond the reasonable control of Manager or which was not reasonably foreseeable by Manager.

4.                                       RESPONSIBILITIES OF GROUP.

4.1                                 GROUP covenants and agrees that, at all times during the term of this Agreement and any extension thereof, it shall conduct all corporate activities required by its Articles of Incorporation and Bylaws, including but not limited to election of a board of directors, election of Officers, appointment of committee members including but not limited to the Utilization Review and Quality Assurance Committees.  In addition, GROUP agrees to appoint a Medical Director, after consultation with Manager.  GROUP shall be solely responsible for payment of any and all compensation, payroll taxes, fringe benefits, disability insurance, workers’ compensation insurance and any other benefits of all such individuals.

4.2                                 GROUP shall provide professional services through physician employees and independent contractors, and shall not enter into any agreements with Participating Providers unless such Participating Providers have: (i) current unrestricted licenses to practice their respective professions in the State of California and (ii) current unrestricted Federal Drug Enforcement Agency (“DEA”) numbers.  In addition, where GROUP contracts with individual physicians, such physicians shall have medical staff membership at the hospitals required by the Plans and where GROUP contracts with licensed clinics and medical groups, at least one primary care physician practicing at each clinic or medical group shall have medical staff membership at the hospitals required by the Plans.  GROUP further agrees to establish procedures to ensure that Participating Providers meet these requirements on an ongoing basis.  Manager shall reasonably cooperate with and assist GROUP to meet its obligations under this Section 4.2; provided however, that GROUP acknowledges and agrees that it shall retain ultimate responsibility for meeting such obligations.

4.3                                 GROUP acknowledges and agrees that it is solely responsible for making all required reports to the Medical Board of California under Section 805 of the California Business and Professions Code and the National Practitioner Data Bank.

4.4                                 GROUP shall, at its sole cost and expense, procure and maintain at all times during the term of this Agreement comprehensive general and professional liability insurance covering all activities of GROUP directly or indirectly relating to GROUP, each policy in a minimum amount of $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate.  The aforedescribed comprehensive general and professional liability insurance shall be issued by a company or companies authorized to do business in California with a financial rating of at least A:12 or better in “Best’s Key Rating Guide” or its equivalent.  In the event GROUP procures a “claims made” policy as distinguished from an “occurrence” policy, GROUP shall procure and maintain at its sole cost and expense, prior to termination of such insurance, “tail” coverage to continue and extend coverage complying with this Agreement after the end of the “claims made” policy.  Upon reasonable request from Manager, GROUP shall cause to be issued to Manager proper certificates of insurance, evidencing that the foregoing provisions of this Agreement have been complied with, and said certificates shall provide that prior to any cancellation or change in the underlying insurance during the policy period, the insurance carrier shall first give thirty (30) calendar days written notice to Manager.

4.5                                 GROUP shall establish and pay Participating Provider compensation.

4.6                                 GROUP shall, in consultation with Manager, establish the number and specialties of full-time employed and contracted Participating Providers.

4.7                                 GROUP shall employ, train and supervise all licensed allied health professionals working at the Robertson Practice.

4.8                                 GROUP shall establish procedures to ensure Participating Providers meet credentialing, utilization review and quality assurance requirements.

4.9                                 GROUP shall pay all taxes, fees, costs and expenses of GROUP that Manager is not required to pay under this Agreement.

4.10                           GROUP shall ensure that Participating Providers procure and maintain professional liability insurance with minimum coverage amounts of $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate.  GROUP shall ensure that any Participating Provider who procures insurance required hereunder on a “claims made” rather than an

“occurrences” form will obtain either extended reporting insurance coverage (“tail coverage”) with liability limits equal to those most recently in effect prior to the day of termination of such Participating Provider’s contract with GROUP, or will enter into such other arrangements as shall reasonably assure the maintenance of coverage for such Provider, GROUP, and Manager against the risk of loss in respect of professional services rendered by such provider while this Agreement was in effect and for a period of not less than seven (7) years after the date of termination of this Agreement.

4.11                           GROUP acknowledges and agrees that it shall reasonably assist and cooperate with Manager to meet all of Manager’s obligations under this Agreement, including approval of agreements and provision of information.  GROUP acknowledges and agrees that Manager shall have no liability for GROUP’s failure to pay any and all of GROUP’s debts and expenses.

5.                                       TERM; TERMINATION.

5.1                                 Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date hereof and shall expire on the thirtieth (30th) annual anniversary hereof unless otherwise terminated as provided below.  The term of this Agreement shall be automatically extended for two (2) additional terms of ten (10) years each, unless either party delivers to the other party, not less than twelve (12) months nor earlier than fifteen (15) months prior to the expiration of the preceding term, written notice of such party’s intention not to extend the term of this Agreement.

5.2                                 Termination or Modification of Agreement.  Except as set forth in Section 5.3 hereto, this Agreement may not be terminated or modified by GROUP without the consent of at least 75% of GROUP’s Class A directors, GROUP’s Class B director, and at least 50% of GROUP’s shareholders.  Notwithstanding the above, this Agreement may be modified as necessary to maintain compliance with applicable State and Federal laws and regulations, and any directives from the California Department of Managed Health Care.  Any material modification to the scope or quantity of services set forth in this Agreement that is required by law during the term of this Agreement shall result in a corresponding modification to the management fee set forth in Exhibit “C,” herein.

5.3                                 Termination for Cause.  Either party may terminate this Agreement for cause at any time during the Term immediately upon written notice (except as otherwise provided below).  For purposes of this section 3.2 “cause” shall be limited to the following:

5.3.1.                     If either party fails to materially perform any obligation required hereunder, and such default shall continue for thirty (30) calendar days after written notice from the other party specifying the nature and extent of failure to materially perform such obligation, this Agreement shall terminate automatically and immediately upon the expiration of said thirty (30) calendar day period; provided, however, that if the obligation which the defaulting party fails to perform is other than the failure to make payment of money, and greater than thirty (30) calendar days are required to perform said obligation, then such party shall not be in default of this Agreement and the Agreement shall not terminated as provided hereinabove if such party commences performance within said sixty day period and diligently pursues said obligation to completion.

5.3.2.                     If either party shall apply for or consent to the appointment of a petition in bankruptcy, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or arrangement with creditors, or take advantage of any insolvency, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction on the application of a creditor or otherwise adjudicating either party bankrupt or approving a petition seeking reorganization of either party or appointment of a receiver, trustee or liquidator of either party or all or a substantial part of its assets, and such order, judgment or decree shall continue stayed and in effect for sixty (60) calendar days after its entry, termination shall be effective automatically and immediately upon the occurrence of the foregoing.

5.4                                 Jeopardy.  In the event the performance by either party hereto of any term, covenant, condition or provision of this Agreement should be determined by a state or federal court or governmental agency to be in violation of any statute, ordinance, or be otherwise deemed illegal (“Jeopardy Event”), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Agreement to remove or negate the effect of the Jeopardy Event.  In the event the parties are unable to negotiate such an amendment within thirty (30) days following written notice by either party of the Jeopardy Event, then either party may terminate this Agreement immediately upon written notice.

6.                                       RIGHTS OF MANAGER UPON TERMINATION.

6.1.                              In the event of the termination of this Agreement for any reason, Manager shall be entitled to recover from GROUP all Management Fees (as defined below), and any and all advances and other charges owed to Manager that had accrued but were unpaid as of the date of termination, which shall be payable, without limitation, out of net revenues attributable to medical services provided by GROUP during the Term of this Agreement, whether received before, on or after the effective date of termination.

7.                                       REPRESENTATIONS AND WARRANTIES OF GROUP.

The following representations and warranties of GROUP are made to Manager for the purpose of inducing Manager to enter into this Agreement.  GROUP represents and warrants as follows:

7.1.                              GROUP is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate powers to own its properties and to operate pursuant to its corporate purposes.

7.2.                              GROUP’s board of directors has all requisite power to execute, deliver and perform this Agreement.  Neither the execution and delivery of this Agreement, nor the consummation and performance of the transaction contemplated in this Agreement, shall constitute a default or an event that would constitute a default under, or violation or breach of, GROUP’s Articles of Incorporation, Bylaws or any license, lease, franchise, mortgage, instrument, or other agreement to which GROUP may be bound.

7.3.                              GROUP has furnished Manager full and complete copies of all contracts and agreements affecting GROUP including, but not limited to, all contracts to which GROUP is a party.

7.4.                              GROUP and any and all Participating Providers providing services to the Plans have each complied with, and are not in violation of, applicable federal, state or local statutes, laws and regulations including, but not limited to, statutes, laws and regulations regarding the practice of medicine and surgery in California, participation in the Medicaid and Medicare programs or the operation of GROUP and all applicable standards of practice relating to the provision of professional services hereunder.

7.5.                              GROUP and any and all Participating Providers providing services for the GROUP have each obtained and currently maintain all necessary licenses, permits, contracts, and approvals required by federal, state or local statutes and regulations for the proper conduct of the business of the GROUP as it is now being conducted and have been approved by the board of directors or its properly designated committee, as documented by written committee minutes.

7.6.                              There is no action, suit, proceeding, investigation or litigation outstanding, pending or, to the best of GROUP’s knowledge, threatened, affecting GROUP other than routine patient collection matters and professional liability cases adequately covered by insurance except for those set forth in Schedule 7.6.

7.7.                              GROUP represents and warrants that each GROUP Participating Provider is as of the date hereof, and shall at all times during the term hereof be and remain:

7.7.1.                     duly licensed to practice medicine within the State of California and in possession of a federal DEA number, all without limitation, restriction or condition whatsoever;

7.7.2.                     entitled to receive Medicare and Medicaid reimbursement without limitation, restriction or condition whatsoever;

7.7.3.                     in compliance with the insurance requirements set forth in Section 4.4 hereof.

7.8.                              GROUP represents and warrants that it and each GROUP Participating Provider shall (i) comply with all applicable governmental laws, regulations, ordinances, and directives and (ii) perform his or her work and functions at all times in strict accordance with currently approved methods and practices in his or her field.

8.                                       REPRESENTATIONS AND WARRANTIES OF MANAGER.

The following representations and warranties of Manager are made to GROUP for the purpose of inducing GROUP to enter into this Agreement.  Manager represents and warrants as follows:

8.1.                              Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate powers to own its properties and to operate pursuant to its corporate purposes.

8.2.                              Manager has all requisite power to execute, deliver and perform this Agreement.  Neither the execution and delivery of this Agreement, nor the consummation and performance of the transaction contemplated in this Agreement, shall constitute a default, or an event that would constitute a default under, or violation or breach of, Manager’s Articles of Incorporation, Bylaws or any license, lease, franchise, mortgage, instrument, or other agreement to which Manager may be bound.

8.3.                              There is no action, suit, proceeding, investigation or litigation outstanding, pending or, to the best of Manager’s knowledge, threatened, affecting Manager.

9.                                       MANAGER COMPENSATION.

9.1.                              As compensation for its services hereunder, Manager shall be paid a management fee (the “Management Fee”) in the amount set forth on Exhibit “C” attached hereto and incorporated herein by reference.

9.2.                              After deduction of amounts which are retained by Manager as Management Fee compensation, all remaining Gross Revenues shall be remitted to GROUP.  From such sums, Manager shall pay, on GROUP’s behalf, the Cost of Medical Services (as defined in Exhibit “C” attached hereto) such other payments or disbursement which Manager may be authorized or required to make pursuant to this Agreement and such payments or disbursements which GROUP shall direct Manager to make.  Should the funds in GROUP’s accounts not be sufficient at any time during the term of this Agreement to make such disbursements and to meet the GROUP’s financial obligations, Manager may, at Manager’s sole discretion, loan to GROUP funds in an amount sufficient to allow GROUP to meet some or all of its financial obligations.

10.                                 RECORDS.

10.1.                        All medical records and documents, including reports, x-rays, and other similar types of reports for patients of GROUP providers shall be the property of GROUP’s Participating Providers.  GROUP agrees to require GROUP’s Participating Providers to allow Manager and its duly authorized representatives to inspect, audit and duplicate any data or records necessary for Manager to perform its duties pursuant to this Agreement.  GROUP and Manager shall comply with all applicable federal, state, and local laws and regulations pertaining to the confidentiality of said medical records.

10.2.                        All business records, information, software and systems of the Manager relating to the provision of its services under this Agreement shall remain the property of the Manager and may be removed by the Manager upon any termination of this Agreement.

11.                                 INDEMNIFICATION.

Each party shall indemnify, defend and hold harmless the other, its officers, directors, agents, contractors, representatives and employees, and each of its affiliates from and against any and all liability, loss, damages, claims, causes of action, and expenses associated therewith (including, without limitation, attorneys’ fees) caused or asserted to have been caused, directly or indirectly, by or as a result of any acts, errors or omissions hereunder of the other, its contractors, shareholders, employees or agents during the term hereof.  The provisions of this section shall survive the expiration or earlier termination of this Agreement.

12.                                 PROPRIETARY INFORMATION.

12.1.                        At all times during the term hereof and following the expiration or earlier termination of this Agreement, all trade secrets and proprietary confidential information of Manager, including without limitation, all forms of contracts and other business documents or information of Manager, whether currently or in the future developed or maintained by Manager and including any and all deletions, additions, modifications and amendments thereto (collectively, “Manager’s Proprietary Materials”), shall be the exclusive, sole and absolute property of Manager.  Both parties acknowledge and agree that Manager has developed Manager’s Proprietary Materials at significant expense, and that said Proprietary Materials are not available for review or use by members of the public.  All of Manager’s Proprietary Materials are and shall at all times remain confidential and proprietary and constitute valuable trade secrets of Manager.  Except in the ordinary course of performing its obligations under this Agreement and except upon Manager’s prior written consent, GROUP shall not disclose to anyone, use, copy, or take any such trade secrets or confidential and proprietary information for GROUP’s benefit or gain either during the term of this Agreement or at any time after the termination hereof.  Upon any expiration or earlier termination of this Agreement for any reason, GROUP shall not, without the prior written consent of Manager, take or use any of Manager’s Proprietary Materials, and shall return to Manager all of Manager’s Proprietary Materials in GROUP’s possession or control.

12.2.                        At all times during the term hereof and following the termination of this Agreement, GROUP shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Manager and any health care provider or supplier (including, without limitation, any physician or osteopath), or any employee, independent contractor, consultant or agent of Manager.  GROUP further agrees not to hire, engage or contract with, either as an independent contractor, employee or in any other capacity, any personnel of Manager, other than personnel of Manager who are GROUP’s Former Employees, during the first twelve (12) months following the effective expiration or termination date hereof without Manager’s prior written consent.

12.3.                        The provisions of this section 12 shall survive the termination of this Agreement.

13.                                 INDEPENDENT CONTRACTORS.

The parties hereto acknowledge and agree that the relationship created between Manager and GROUP is strictly that of independent contractors.  Nothing contained herein shall be construed as creating a partnership or joint venture relationship between the parties.  Each party hereto shall be responsible for all compensation, salaries, taxes, withholdings, contributions, benefits, and workers’ compensation insurance with respect to all personnel employed or contracted by said party and shall indemnify, defend and hold harmless the other party and its officers, directors, agents, contractors, representatives and employees (and, in the case of GROUP’s indemnification of Manager, Manager’s affiliates and subcontractors) from and against any and all liability, loss, damages, claims, causes of action, and expenses associated therewith (including, without limitation, attorneys’ fees) caused or asserted to have been caused, directly or indirectly, by or as a result of same.  The provisions of this section shall survive the expiration or earlier termination of this Agreement.

14.                                 OTHER AGREEMENTS.

To secure any and all amounts loaned to GROUP by Manager pursuant to Section 9.2 above, the parties shall enter into a Security Agreement in the form attached hereto as Exhibit D.

15.                                 MISCELLANEOUS.

15.1.                        No Third Party Beneficiaries.  The parties intend that the benefits of this Agreement shall inure only to Manager and GROUP and not to any third person, except as otherwise stated under the terms of the Agreement.  Notwithstanding anything contained herein, or any conduct or course of conduct by any party hereto, before or after signing this Agreement, this Agreement shall not be construed as creating any right, claim or cause of action against either Manager or GROUP by any other person or entity.

15.2.                        Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

15.3.                        Successors and Assigns.  All of Manager’s rights and duties under this Agreement may be assigned or delegated by Manager.  Notwithstanding any other provision of this Agreement, neither this Agreement nor the rights and duties of this Agreement may be assigned or delegated by GROUP.  This Agreement binds the successors, heirs, and authorized assignees of the parties.

15.4.                        Counterparts.  This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

15.5.                        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not effect in any way the meaning or interpretation of this Agreement.

15.6.                        Notices.  Any notices required or permitted to be given hereunder by either party to the other shall be in writing and shall be deemed delivered upon personal delivery or delivery by electronic facsimile; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to GROUP:                           Prospect Health Source Medical Group, Inc.
6083 Bristol Parkway, Suite 100
Culver City, CA 90230
Attention: Jacob Y. Terner, M.D.

If to Manager:                    Prospect Medical Systems, Inc.
6083 Bristol Parkway, Suite 100
Culver City, CA 90230
Attn:  R. Stewart Kahn, Executive Vice President

15.7.                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the conflict of laws principles thereof.

15.8.                        Amendment.  This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by both parties.

15.9.                        Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

15.10.                  Exhibits.  All exhibits attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits.

15.11.                  Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

15.12.                  Dispute Resolution.

15.12.1.         In the event the parties hereto are unable to resolve any and all disputes in connection with this Agreement, either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the matter to be resolved by arbitration.  Except as may be expressly provided to the contrary herein, the arbitration procedure described in this section shall be the sole means of resolving any disputes hereunder.

15.12.2.         There shall be one arbitrator.  If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, then the parties stipulate to arbitration before a retired judge sitting on the Los Angeles Judicial Arbitration Mediation Services (JAMS) panel.

15.12.3.         The parties shall share all costs of arbitration.  The prevailing party shall be entitled to reimbursement by the other party of such party’s attorneys’ fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

15.12.4.         The substantive law of the State of California shall be applied by the arbitrator.  The parties shall have the rights of discovery as provided for in Part 4 of the California Code of Civil Procedure and as provided for in Section 1283.05 of said Code.  The California Code of Evidence shall apply to testimony and documents submitted to the arbitrator.

15.12.5.         Arbitration shall take place in Los Angeles, California unless the parties otherwise agree.  As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator.  As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

15.12.6.         All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement.  The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment.  Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

15.12.7.         Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitrator the right to make a final determination of the parties’ rights, including whether to make permanent or dissolve such court order.

15.12.8.         Notwithstanding the foregoing, any and all arbitration proceedings are conditional upon such proceedings being covered under the parties’ respective risk insurance policies.

15.13.                  Attorneys’ Fees.  Should either party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including, without limitation, arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

15.14.                  Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Management Services Agreement and the intentions of the parties hereto.

15.15.                  Rights Cumulative.  The various rights and remedies herein granted to Manager or GROUP shall be cumulative and in addition to any other rights Manager or GROUP, respectively, may be entitled to under law.  The exercise of one or more rights or remedies shall not impair the right of Manager or GROUP to exercise any other right or remedy, at law or equity.

15.16.                  Federal Social Security Requirements.  Pursuant to Section 1395x (V)(1)(I) of Title 42 of the United States Code, with respect to any services furnished under the terms of this Agreement if the value or cost of which is Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, until the expiration of four (4) years after the termination of this Agreement, Manager shall make available upon written request to the Secretary of the United States Department of Health and Human Services, or upon request by the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Manager under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“MANAGER”	“GROUP”
PROSPECT MEDICAL SYSTEMS, INC.	PROSPECT HEALTH SOURCE MEDICAL GROUP, INC.

By:	By:
Jacob Y. Terner, M.D.	Jacob Y. Terner, M.D.
Its: President	Its: President

LIST OF EXHIBITS AND SCHEDULES

Schedule

7.6                                 -                                            Pending Litigation

Exhibits

A                                      -                                            Master Lease

B                                        -                                            Furniture, Fixtures & Equipment

C                                        -                                            Management Fee

D                                       -                                            Security Agreement

SCHEDULE 5.6

PENDING LITIGATION

None

EXHIBIT A

MASTER LEASE

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EXHIBIT B

FURNITURE, FIXTURES & EQUIPMENT

Furniture and Equipment

Bookcases

1 – Bookcase (3 shelves)

1 – Bookcase (2 shelves)

Chairs

4 – Executive Chairs

3 – Exam Room Stools

3 – Secretarial Chairs

6 – Office Chairs

Desks

1 – Clerical Desk

5 – Desks

Files

4 – File Cabinets (Charts)

2 – Short Hanging File Cabinets

3 – Filing Cabinets

Miscellaneous

1 – Spirometry Machine

1 – Treadmill/Quinton 2000

1 – Crash Cart

1 – Pitney Bows Stamp Machine (30-Years-Old)

3 – Calculators

1 – Dictaphone Memoscriber

1 – ER G Machine

1 – X-Ray Machine

1 – X-Ray Processor

1 – Bone Density Machine (Leased)

1 – Hyfrecaton 2000

4 – Standing Lamps (Examining Rooms)

5 – Mayo Stands

5 – Scales

1 – Wheel Chair

1 – Supply Cabinet

1 – Refrigerator (Small)

1 – Time Clock

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Tables

8 – Examination Tables

Kitchen Appliances

1 – Microwave

1 – Coffeemaker

Printers

2 – Hewlet Packard Laser Jet 4

1 – Desk Jet 540

1 – Hewlet Packard Laser Jet 2100

Fax Machines

3 – Fax Machines

Xerox Machines

1 – Xerox Machine

Phone System

6 – Telephones

Computers

2 – Syncmaster 550B Computer

5 – Avanta Computers

1 – Hewlet Packard Personal Computer

Typewriters

2 – Typewriters

Office Supplies

3 Month Supply (approx. value of $2,000 - $3,000)

Injectables

Xylocaine 1% x 2 vials

Xylocaine 1% Rid x 1 vial

Celeston Solution x 1½ vials

Kenalog 40mg x 1 vial

Depo Medral 40 Mg x 2 vials

Rocephin 1 gram x 2 vials

Rocephin 500mg x 2 vials

Rocephin 250mg x 5 vials

Vistaril 50mg x 1 vial

Depo Provera 150mg x 3 vials

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Benadryl 50 mg. x 1 vial

Depo Testosterone 200 mg. x 3½ vials

Delestrogen x 2½ vials

B12  x 2½ vials

B Complex x 2 vials

Compazine 5mg X 1 vial

Bacteriostat Water x 1 vial

Sodium Chloride 0.9%

Nitrostat

Hepatitis B Vaccine x 3 injectables

Hepatitis A Vaccine x 2 injectables

Yellowfever x 2 vials

Meningococcal Vaccine x 2 vials

Thyphoid x 3 injectables

Poliovirus Vaccine x 1 vial

Tetanus Tyoid x 1 vial

Tetanus Dip. x 5 vials

MMR x 2 injectables

Rubella Vaccine x 1 vial

Lab Equipment And Supplies

Lab Equipment

1 – Ames Aliquot Mixer

1 – Microscope

2 – Refrigerators

1 – Water Bath

1 – Hematology Analyzer (AB x 2000)

1 – Shaker

1 – Vortex Mixer

Lab Supplies

Mid-Valley Surgical Supply (3 Months) – $3,484.14

Sigma (2 Months) – $3,428.76

DPC (2 Months) – $599.99

Laboratory Specialists (3 Months) – $2,823.82

Kelent X-Ray Film (3 Months) – $1,000

Mercedes Medical (3 Months) – $1,000

Polynideo – $400.00

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EXHIBIT C

MANAGEMENT FEE

A.                                   Definitions

“Cost of Medical Services” means with respect to the GROUP, the aggregate compensation of GROUP’s employed physicians and physician extenders (e.g. physician assistants and nurse practitioners), charges incurred by the GROUP for independent contractor physicians, the cost of services ordered by GROUP through its physicians for managed care patients, the cost of GROUP’s employee benefits including, but not limited to, vacation pay, employer and employee contributions to any 401(k) plan or other retirement plan for the benefit of GROUP employees, sick pay, health care expenses, GROUP’s share of employment and payroll taxes, GROUP’s employees’ professional dues and all other expenses and payments required to be made by GROUP to or for physicians pursuant to physician employment and independent contractor agreements (including expense reimbursements, discretionary bonuses, incentives based on profitability or productivity, and payments paid and accrued or deferred).

“Gross Revenues” means the sum of (i) all capitated income attributed to GROUP (determined on an accrual basis) as compensation for the provision of medical services during the Term by GROUP employed and independent contractor physicians and physician extenders; (ii) all other sums attributed to GROUP (determined on a cash basis) as compensation for the provision of medical services during the Term by GROUP employed and independent contractor physicians and physician extenders, including but not limited to, all rights to receive GROUP’s portion of hospital and other shared risk pool payments, all copayments, coordination of benefits, third party recovery, insured services, enrollment protection (or other such revenue as is available to replenish capitated services) and all rights to receive fee-for-service income for medical, diagnostic and therapeutic services provided to GROUP patients; and (iii) sums derived  by GROUP or its employees from consulting services provided during the Term or as interest income accrued during the Term.

B.                                     Management Fee

For its services hereunder, which shall include the provision of all facilities at the Premises and all non-physician employees of Manager who perform services at or for the Practice and all management services provided hereunder, but shall exclude marketing and public relations services, Manager shall retain that portion of the Gross Revenues which is equal to ten percent (10%) of Gross Revenues, less eight thousand dollars ($8,000) per month.  Manager shall also receive a fee for marketing and public relations services of eight thousand dollars ($8,000) per month.

Furthermore, Manager shall receive a year-end bonus fee for meeting the following performance objectives: each year Manager provides services to GROUP and GROUP achieves profitability (i.e., GROUP’s gross revenues exceed GROUP’s expenses), Manager shall receive a bonus fee that is five percent (5%) of Gross Revenues.  This bonus fee shall be reduced (or, if applicable, not paid) to the extent it shall cause GROUP to (i) receive less than sixty percent

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(60%) of GROUP’s net profits for the year (after the fees in the preceding paragraph of this Section B are paid), or (ii) no longer meet provider solvency requirements specified by the California Department of Managed Health Care.  The manner in which GROUP’s 60% share of its net profits, if any, shall be distributed shall be based solely on the discretion of the Class A directors.

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EXHIBIT D

SECURITY AGREEMENT

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of January 1, 2001, is entered into between PROSPECT HEALTH SOURCE MEDICAL GROUP, a California professional medical corporation (“Physician Group”) and PROSPECT MEDICAL SYSTEMS, INC., a Delaware corporation (“Manager”), with reference to the following facts:

R E C I T A L S

A.                                   Manager and Physician Group have entered into that certain Management Services Agreement, effective January 1, 2001 (the “Management Agreement”), pursuant to which Manager is providing certain management services to Physician Group;

B.                                     Physician Group has agreed to enter into this Security Agreement in order to grant Manager a first priority security interest in the Collateral (as hereinafter defined) to secure prompt payment and performance of its obligations under the Management Agreement.

A G R E E M EN T

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties hereinafter set forth, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                       Definitions.  All initially capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Management Agreement.  In addition, as used herein, the following terms shall have the following meanings:

“Account Debtor” means any person or entity who is or who may become obligated with respect to, or on account of, an Account.

“Accounts” means any and all of Physician Group’s presently existing and hereafter arising accounts and rights to payment arising out of the sale or lease of goods or from the rendition of professional medical services by Physician Group, excluding accounts related to and rights to payments from the Medicare or Medi-Cal programs, and all Instruments evidencing the same or arising in connection therewith.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all government bodies and all orders and decrees of all courts, tribunals and arbitrators.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978 (Pub. L. No. 95-598; 11 U.S.C.), as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

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“Code” means the California Uniform Commercial Code.  Any and all terms used in this Security Agreement which are defined in the Code shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the Code, unless otherwise defined herein.

“Collateral” means any and all of the furniture, fixtures and equipment, Accounts and Physician Group’s Books, in each case whether now existing or hereafter acquired or created, and any Proceeds or products of any of the foregoing, or any portion thereof, and any and all Accounts, money, or other tangible or intangible property, resulting from the sale or other disposition of the Accounts, or any portion thereof or interest therein, and the substitutions, replacements, additions, accessions, products and Proceeds thereof.

“Expenses” means any and all costs or expenses required to be paid by Physician Group under this Security Agreement which are paid or advanced by Manager; all costs and expenses of Manager, including its attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code), incurred or expended to correct any default or enforce any provision of this Security Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, irrespective of whether a sale is consummated; and all costs and expenses of suit incurred or expended by Manager, including its attorneys’ fees and expenses (including attorneys’ fees incurred pursuant to proceedings arising under the Bankruptcy Code) in enforcing or defending this Security Agreement, irrespective of whether suit is brought.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Health Care Law” means any Applicable Law regulating the acquisition, construction, operation, maintenance or management of a healthcare practice, facility, provider or payor.

“Instruments” means any and all negotiable instruments, certificated securities and every other writing which evidences a right to the payment of money, in each case whether now existing or hereafter acquired.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, charge or encumbrance (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

“Physician Group’s Books” means any and all presently existing and hereafter acquired or created books and records of Physician Group, including all records (including maintenance and warranty records), ledgers, computer programs, disc or tape files,

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printouts, runs, and other computer prepared information indicating, summarizing, or evidencing the Accounts.

“Proceeds” means whatever is receivable or received from or upon the sale, lease, license, collection, use, exchange or other disposition, whether voluntary or involuntary, of any Collateral or other assets of Physician Group, including “proceeds” as defined in Section 9306 of the Code, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to or for the account of Physician Group from time to time with respect to any of the Collateral, any and all payments (in any form whatsoever) made or due and payable to Physician Group from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person or entity acting under color of Governmental Authority), any and all other amounts from time to time paid or payable under or in connection with any of the Collateral or for or on account of any damage or injury to or conversion of any Collateral by any person or entity, any and all other tangible or intangible property received upon the sale or disposition of Collateral, and all proceeds of proceeds.

“Secured Obligations” shall mean any and all debts, liabilities, obligations, or undertakings owing by Physician Group to Manager arising under, advanced pursuant to, or evidenced by the Management Agreement and this Security Agreement, whether direct or indirect, absolute or contingent, matured or unmatured, due or to become due, voluntary or involuntary, whether now existing or hereafter arising.

“Security Agreement” shall mean this Security Agreement, any concurrent or subsequent riders, exhibits or schedules to this Security Agreement, and any extensions, supplements, amendments, or modifications to or in connection with this Security Agreement, or to any such riders, exhibits or schedules.

2.                                       Construction.  Unless the context of this Security Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the part includes the whole, “including” is not limiting, and “or” has the inclusive meaning represented by the phrase “and/or.”  References in this Security Agreement to “determination” by Manager include reasonable estimates (absent manifest error) by Manager, as applicable (in the case of quantitative determinations) and reasonable beliefs (absent manifest error) by Manager, as applicable (in the case of qualitative determinations). The  words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Security Agreement refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. Article, section, subsection, exhibit, and schedule references are to this Security Agreement unless otherwise specified.

3.                                       Creation of Security Interest.  Physician Group hereby grants to Manager a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure the prompt payment and performance of all of the Secured Obligations. Physician Group acknowledges and affirms that such security interest in the Collateral has attached to all Collateral without further act on the part of Manager or Physician Group.

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4.                                       Further Assurances.  Physician Group shall execute and deliver to Manager concurrently with Physician Group’s execution of this Security Agreement, and from time to time at the request of Manager, all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, assignments, and all other documents that Manager may request, in form satisfactory to Manager, to perfect and maintain perfected Manager’s security interests in the collateral and in order to consummate fully all of the transactions contemplated by this Security Agreement and the Management Agreement.

5.                                       Representations and Warranties.  Physician Group represents and warrants to Manager that:

5.1                                 Trade Names and Trade Styles.  Physician Group presently does not conduct its business operations under any trade names or trade styles.

5.2                                 Ownership of Collateral.  Physician Group is and shall continue to be the sole and complete owner of the Collateral, free from any Lien.

5.3                                 Enforceability; Priority of Security Interest.  This Agreement (i) creates a security interest which is enforceable against the Collateral in which Physician Group now has rights and will create a security interest which is enforceable against the Collateral in which Physician Group hereafter acquires rights at the time Physician Group acquires any such rights, and (ii) Manager has a perfected security interest (to the fullest extent perfection can be obtained by filing, notification to third parties or possession) and a first priority security interest in the Collateral in which Physician Group now has rights, and will have a perfected and first priority security interest in the Collateral in which Physician Group hereafter acquires rights at the time Physician Group acquires any such rights.

5.4                                 Other Financing Statements.  Other than financing statements in favor of Manager, no effective financing statement naming Physician Group as debtor, assignor, grantor, mortgagor, pledgor or the like and covering all or any part of the Collateral is on file in any filing or recording office in any jurisdiction.

6.                                       Covenants.  In addition to the covenants of Physician Group set forth in the Management Agreement which are incorporated herein by this reference, Physician Group agrees that from the date of this Security Agreement and thereafter until the indefeasible payment, performance and satisfaction in full of the Secured Obligations, and all of Physician Group’s obligations under the Management Agreement to Manager have been terminated:

6.1                                 Defense of Collateral.  Physician Group shall appear in and defend any action, suit or proceeding which may affect its title to or right or interest in, or Manager’s right or interest in, the Collateral.

6.2                                 Preservation of Collateral.  Physician Group shall do and perform all acts that may be necessary and appropriate to maintain, preserve and protect the Collateral.

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6.3                                 Change in Name: Adoption of Trade Name or Trade Style. Physician Group shall give Manager at least 30 days’ prior written notice of any changes in its name, or of the adoption of any trade name or trade style.

6.4                                 Maintenance of Records.  Physician Group shall keep separate, accurate and complete Physician Group’s Books, disclosing Manager’s security interest hereunder.

6.5                                 Disposition of Collateral.  Physician Group shall not surrender or lose possession of (other than to Manager), sell, lease, rent, or otherwise dispose of or transfer any of the Collateral or any right or interest therein.

6.6                                 Liens.  Physician Group shall keep the Collateral free of all Liens, other than the Lien granted to Manager hereunder.

7.                                       Events of Default.  The occurrence of any of the following shall constitute an event of default (“Event of Default”) under this Security Agreement:

7.1                                 Breach of Management Agreement.  Physician Group shall breach, or be in default of, any of its agreements, covenants and obligations under the Management Agreement;

7.2                                 Breach of Security Agreement.  Physician Group shall breach, or be in default of, any of its agreements, covenants and obligations under this Security Agreement; or

7.3                                 Breach of Representations or Warranties.  Any representation or warranty made by Physician Group in this Security Agreement shall have been untrue in any material respect when made.

8.                                       Rights and Remedies, Etc.

8.1                                 Rights and Remedies. During the continuance of an Event of Default, Manager, without notice or demand, may do any one or more of the following, all of which are authorized by Physician Group:

(a)                                  Make such payments and do such acts as it considers necessary or reasonable to protect Manager’s security interest in the Collateral. Physician Group agrees to assemble and make available any or all of the Collateral if Manager so requires. Physician Group authorizes Manager to enter the premises where the Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which, in the opinion of the Manager, appears to be prior or superior to Manager’s security interest, and to pay all costs and expenses incurred in connection therewith;

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(b)                                 Sell the Collateral, at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Physician Group’s premises) as is commercially reasonable, and apply any proceeds of any sale or other disposition of the Collateral in the order provided in Section 9504 of the Code, including the payment of Expenses.  It is not necessary that the Collateral be present at any such sale;

(c)                                  Without constituting a retention of collateral in satisfaction of indebtedness as provided for in Section 9505 of the Code, notify account debtors and other obligors of Physician Group of Manager’s security interests in the Collateral, and proceed to collect the same and apply the net cash proceeds therefrom to the Secured Obligations;

(d)                                 Manager shall give notice of any disposition of the Collateral as follows:

(i)                                     Manager shall give Physician Group and each holder of a security interest in the Collateral who has filed with Manager a written request for notice, a written notice stating the time and place of a public sale, or, if the disposition is to be either a private sale or some other disposition that is not a public sale, the time on or after which the private sale or other disposition is to be made;

(ii)                                  The notice described in the immediately preceding paragraph shall be delivered to Physician Group as provided in section 14.6 of the Management Agreement at least five (5) calendar days before the date fixed for a sale. Notice to persons other than Physician Group claiming an interest in the Collateral shall be sent to such addresses as such persons have furnished to Manager prior to the date of such notice;

(iii)                               If the disposition is to be a public sale, Manager shall also give notice of the time and place of said sale by publishing a notice at least five (5) calendar days before the date of the sale in a newspaper of general circulation, if one exists, in the county in which the sale is to be held;

(e)                                  Manager may, in its own name, or in the name of a designee or nominee, credit bid and purchase at any public sale;

(f)                                    Physician Group shall pay all Expenses; and

(g)                                 Any portion of the Secured Obligations which remains unpaid after disposition of the Collateral as provided above shall be paid immediately by Physician Group. Any excess which exists after disposition of the Collateral and payment in full of the Secured Obligations shall be returned promptly, without interest and subject to the rights of third persons, to Physician Group by Manager.

8.2                                 Further Documentation.  Upon the exercise by Manager of any power, right, privilege, or remedy pursuant to this Security Agreement which requires any consent, approval, registration, qualification, or authorization of any Governmental Authority,

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Physician Group agrees to execute and deliver, or will cause the execution and delivery of, all applications, certificates, instruments, assignments, and other documents and papers that Manager or any purchaser of the Collateral may be required to obtain for such governmental consent, approval, registration, qualification, or authorization.

8.3                                 Cumulative Remedies, Waivers.  The rights and remedies of Manager under this Security Agreement, the Management Agreement, and all other agreements contemplated hereby and thereby shall be cumulative. Manager shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Manager of any one right or remedy shall be deemed an election of remedies, and no waiver by Manager of any default on Physician Group’s part shall be deemed a continuing waiver of any further defaults. No delay by Manager shall constitute a waiver, election or acquiescence with respect to any right or remedy.

9.                                       Notices.  All notices or demands by any party hereto to the other party and relating to this Security Agreement shall be made in the manner set forth in section 16.6 of the Management Agreement.

10.                                 General Provisions.

10.1                           Successors and Assigns.  This Security Agreement shall bind and inure to the benefit of the respective successors and assigns of Physician Group and Manager; provided, however, that Physician Group may not assign this Security Agreement nor delegate any of its duties hereunder without Manager’s prior written consent and any prohibited assignment or delegation shall be absolutely void. No consent by Manager to an assignment by Physician Group shall release Physician Group from the Secured Obligations.  Manager may assign this Security Agreement and delegate its duties hereunder, if any, from time to time to its lender or lenders or to its Parent’s lender or lenders, without prior notice to, or the consent of, Physician Group, and Physician Group agrees to recognize such lender or lenders as Manager’s assignee under this Security Agreement.

10.2                           No Presumption Against Any Party.  Neither this Security Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Manager or Physician Group, whether under any rule of construction or otherwise. On the contrary, this Security Agreement has been reviewed by each of the parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

10.3                           Amendments and Waivers. Any provision of this Security Agreement or any of the Loan Documents to which Physician Group is a party may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the party asserted to be bound thereby, and then such amendment or waiver shall be effective only in the specific instance and specific purpose for which given.

10.4                           Counterparts; Integration; Effectiveness.  This Security Agreement may be signed in any number of counterparts, each of which shall be an original, with the same

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effect as if the signatures thereto and hereto were upon the same instrument. This Security Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Security Agreement shall become effective when executed by each of the parties hereto and delivered to Manager.

11.                                 Governing Law.  This Security Agreement shall be deemed to have been made in the State of California and the validity, construction, interpretation, and enforcement hereof, and the rights of the parties hereto, shall be determined under, governed by, and construed in accordance with the internal laws of the State of California, without reference to the conflict of laws provisions thereof.

12.                                 No Violation of Applicable Law.  To the extent that any lien or security interest on any Asset(s) granted by Physician Group herein violates any applicable Health Care Law, the grant of such lien or security interest on such Asset(s) shall be automatically null and void; provided however, that to the extent such lien or security interest at any time hereafter no longer violates any applicable Health Care Law, then such lien or security interest shall automatically and without any further action attach and become fully effective at that time (giving effect to any retroactive effect to any change in applicable law or regulation); and, provided further, that the liens or security interests on other Asset(s) granted by Physician Group herein that do not violate any applicable Health Care Law shall remain at all times in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Security Agreement as of the date first set forth above.

PROSPECT HEALTH SOURCE MEDICAL GROUP
a California professional medical corporation

By:
Jacob Y. Terner, M.D.
Its:	President

PROSPECT MEDICAL SYSTEMS, INC.
a Delaware corporation

By:
Jacob Y. Terner, M.D.
Its:	President

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